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                                                                   Exhibit 10.20

HSBC [LOGO]


   COMMERCIAL BANKING - DIVISION E

Ref:


CONFIDENTIAL

Concord Camera HK Ltd
14/F Concord Technology Centre
98 Texaco Road
Tsuen Wan
NEW TERRITORIES                                                      4 June 2001

Attn: Mr Harlan Press
      Mr Paul Wong

Dear Sirs

BANKING FACILITIES
A/C NO. 500-166012-001


With reference to our recent discussion, we are pleased to advise that we have reviewed your banking facilities and offer a renewal within the following limits subject to review at any time and, in any event by 15 May 2002, and also subject to our overriding right of withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.


Import Facilities                                                HKD85,000,000.-


Documentary Credit to your suppliers and Import Loan Facilities in either HK Dollars or Foreign Currency for up to 90 days, less any usance/credit periods granted by your suppliers


within which                                                   (HKD85,000,000.-)


Goods under your control and/or Trust Receipts.


Packing Credit                                                  HKD20,000,000.-


Up to 70% of valid export Documentary Credits in your favour deposited with us for up to 75 days before shipment date.

Interest on your import loans and packing credit loans will continue to be charged at the following rates:


HKD               :  1.75% over HIBOR on import loans and packing credit loans respectively
Foreign currency  :  1.75% over SIBOR or 1% below our standard Trade Finance
                     Rates as published by us


Interest at the above mentioned rates over HIBOR (Hong Kong Interbank Money Market Offer Rate) and SIBOR (Singapore Interbank Money Market Offer Rate) are subject to fluctuation at our discretion and payable monthly in arrears to the debit of your current account.



The Hongkong and Shanghai Banking Corporation Limited
Hong Kong Main Office: 1 Queen's Road Central, Hong Kong
Tel: 2822 1111 Fax:
Telex: 73205 HSBCHX Telegrams: HongBank Hongkong


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Concord Camera HK Ltd.                                               4 June 2001



Foreign Exchange Limit                                           HKD15,000,000.-


For booking foreign exchange contracts up to this limit in aggregate, with individual contracts for periods of up to a maximum of three months forward.


Contracts may only be entered into to cover trade related exchange exposure incurred in the normal course of business.

Foreign Exchange facility remains subject to our overriding right to call for cash cover on demand if in the Bank's view a negative foreign exchange position requires such cover. Further, the Bank may, after having discussed the position with yourselves, close out any or all of your outstanding forward foreign exchange contracts and demand settlement of the balance due.

Foreign exchange contracts will be governed by the conditions appearing on the reverse of the standard contract form. These contract forms should be checked upon receipt and the copy signed and returned to the Bank.

Security

As security, we shall continue to hold:

1) A Letter of Awareness dated 24 August 1998 from Concord Camera Corp together with a Certificate of Assistant Secretary dated 3 September 1998.

2) A Lettter of Undertaking from your company together with a Board Resolution both dated 24 August 1998 undertaking:

       (a) to direct to us bills business of not less than HKD100,000,000.- on an annual basis;

       (b) to maintain the tangible net worth of your company above HKD110,000,000.- at all times;

       (c) to maintain the net gearing ratio (after netting cash balance) of your company below 45% at all times;

       (d) not to declare dividends of more than 50% of recurrent net profit in any financial year.

3) A Letter of Undertaking dated 20 July 1999 from your company together with a Board Resolution dated 19 July 1999 undertaking to direct to us all I/E bills business of your company

4) A Corporate Guarantee for USD4,200,000.- from Concord Camera Corp with Board Resolution both dated 19 August 1999.

5) A Corporate Guarantee for USD4,000,000.- from Concord Camera Corp with Board Resolution and Certificate of Incumbency all dated 11 November 1999.



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                                      -3-

Concord Camera HK Ltd.                                               4 June 2001


6) A Corporate Guarantee for USD5,500,000.- from Concord Camera Corp. with Board Resolution both dated 28 August 2000 and Certificate of Incumbency.


7) A Letter of Undertaking from your company together with a Board Resolution both dated 28 August 2000 undertaking to maintain a tangible net worth of your company not less than HKD250,000,000.-

8) An Assignment of DC Proceeds dated 4 May 2001 with a Board Resolution dated 28 August 2000.

A review fee of HKD50,000.- will be charged to the debit of your current account upon your acceptance of this facility letter.

These facilities will remain open for acceptance until the close of business on 26 June 2001 and if not accepted by that date will be deemed to have lapsed.

Please note that Section 83 of the Banking Ordinance has imposed on us as a bank certain limitations on advances to persons related to our directors or employees. In acknowledging this Facility Letter you should advise us whether you are in any way related to any of our directors or employees within the meaning of Section 83 and in the absence of such advice we will assume that you are not so related. We would also ask, should you become so related subsequent to acknowledging this Facility Letter, that you immediately advise us in writing.

Please arrange for the authorised signatories of your company, in accordance with with the terms of the mandate given to the Bank, to sign and return to us the duplicate copy of this letter to signify your confirmation as to the correctness of the security held, and your continued understanding and acceptance of the terms and conditions under which these facilities are granted.

We are pleased to be of continued assistance.


Yours faithfully



                                           For and on behalf of
/s/ Sunny Poon                             CONCORD CAMERA HK LIMITED
SUNNY POON
Relationship Manager                       /s/ Keith Lampert /s/ Paul Wong
mm                                         -------------------------------------
Encl.